D-Wave and Staque Announce New Hybrid-Quantum Application for Optimization of Autonomous Agriculture Vehicle Movements

Application built with Verge Ag and supported by Canada’s DIGITAL Global Innovation Cluster simulates and optimizes in-field operations of autonomous and semi-autonomous machines at scale

PALO ALTO, Calif. and CALGARY, Alberta – February 18, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, and Staque, a leading consulting and development practice in AI, blockchain and quantum computing, announced that the companies have built a commercial hybrid-quantum application that simulates and optimizes movements of autonomous agriculture vehicles at scale. The companies expect the application to accelerate autonomy in agriculture, streamlining agricultural operations for thousands of fields in real time.

The new application marks one of the world’s first examples of a customer-facing, real-world product powered by quantum computing for optimization in agriculture. It comes at a time when OEMs, research institutions, policy makers, agricultural departments, environment departments and farm managers are seeking novel ways to increase efficiencies for agricultural operations. Robot routing in complex environments is a hard problem that cannot be solved efficiently on classical computers. The hybrid-quantum application has demonstrated significant speed ups over classical approaches, achieved through D-Wave's hybrid quantum technologies. Specific results are being showcased at World Fira 2025, the global event for agricultural robots in action, as well as Qubits 2025, D-Wave’s annual user conference.

“Traditional computation methods typically require days or weeks to compute solutions, which is too long for agricultural decision makers,” said Krishna Ganesh, COO of Staque. “We believe in the power of quantum technology to transform and innovate, and this strategic partnership with D-Wave will allow us to provide annealing quantum computing solutions with the speed and accuracy that is important for the agriculture industry.”

“There is an urgent need to revolutionize how agriculture resources are managed and optimized,” said Dr. Muhammad Khan, project director and SVP of Innovation of Verge Ag. “Traditional computation methods are unable to provide real-time decisions that are critical to agriculture and, as a result, we are excited about the work to build applications which could provide real-time analysis crucial for farmers and decision makers in a variety of areas including agri robotics, enhancing farming sustainability, and planning for ever-changing conditions. We believe that quantum-optimized solutions can increase crop production, drive efficiencies, and lower farming costs.”

“We believe that nearly every industry can benefit from the computational power of quantum optimization, and we’re excited to see one of the first hybrid-quantum applications related to agriculture,” said Dr. Alan Baratz, CEO of D-Wave. “As farmers increasingly adopt autonomous agriculture machines to scale and increase the output of their fields, we believe quantum computing can provide the analysis, speed, and accuracy necessary to maximize production and minimize costs.”

About Staque
Staque bridges the gap between cutting-edge computer science and real-world business needs. With expertise spanning AI, blockchain, quantum computing, and software engineering, Staque empowers organizations to thrive in an era of rapid technological advancement. Founded in Calgary, Canada, Staque has grown into a global organization with presence in North America, the GCC, and Asia. Our ability to combine local insights with global expertise has enabled us to establish strong relationships with leading clients, including multinational corporations, startups, and public sector entities. www.staque.io

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers on premise and on cloud. Our mission is to help customers realize the value of quantum, today. Our 5,000+ AdvantageTM quantum computer is the world’s largest, supported by 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our Advantage and Advantage2™ systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contacts:

D-Wave
Alex Daigle
media@dwavesys.com

Staque
Manoj Joseph
partners@staque.io

Verge Agriculture
Muhammad Khan
autonomy@vergeag.com